UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2004

ANDREA ELECTRONICS CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-4324	11-0482020
(State or other Jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

45 Melville Park Road, Melville, New York 11747

(Address of principal executive offices)

(631) 719-1800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.	Other Events.

On February 17, 2004, Andrea Electronics Corporation (the “Company”) announced that it had entered into two agreements whereby, together with a separate transaction between the holder (the “Existing C Holder”) of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and certain third party investors (the “Series C Investors”),:

•	The Existing C Holder would cease to own any of the Series C Preferred Stock as a result of (i) an exchange, pursuant to an Exchange and Termination Agreement, attached as Exhibit 10.1 to this Form 8-K with the Company, of shares of Series C Preferred Stock for 1.8 million shares of common stock, or such lesser number of shares necessary so that the Existing C Holder’s beneficial ownership would not exceed 9.99% of the outstanding common stock and (ii) the sale of the remaining Series C Preferred Stock to the Series C Investors.

•	The terms of the Series C Preferred Stock effectively would be revised pursuant to an Acknowledgment and Waiver Agreement between the Company and the Series C Investors, attached as Exhibit 10.2 to this Form-8-K, which among other things would:

(i)	eliminate the holders’ security interest in Andrea’s assets;

(ii)	eliminate any right of holders of the Series C Preferred Stock to require a redemption of the Series C Preferred Stock, with two limited exceptions which are within the Company’s control;

(iii)	eliminate the future increases, based on a rate of 5% per year of the Stated Value of the unconverted balance of the Series C Preferred Stock, of the shares of Common Stock issuable upon conversion of Series C Preferred Stock; and

(iv)	eliminate an existing election by a holder of Series C Preferred Stock to utilize a lower market price as the conversion price and reset the conversion price of the Series C Preferred Stock to $0.2551 per share of common stock from the existing $0.30 per share.

The Company anticipates that as a result of the Acknowledgement and Waiver Agreement, the Company will be able to treat the Series C Preferred Stock as equity capital on its Balance Sheet.

The Company has agreed to a Securities Purchase Agreement with the Series C Investors and another investor (collectively, the “Buyers”) pursuant to which the Buyers would purchase 1,250,000 shares of a new class of preferred stock, the Series D Convertible Preferred Stock (the “Series D Preferred Stock”), convertible into 5,000,000 shares of common stock (an effective exercise price of $0.25 per share) and Warrants exercisable for 2,500,000 shares of common stock, all for a purchase price of $1,250,000. The Warrants will be exercisable at any time

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after six months and before five years from the closing date at an exercise price equal to the closing price of the Company’s common stock on the date prior to the date of closing. In addition, subject to approval by the Company’s stockholders and registration with the U.S. Securities and Exchange Commission of the common shares underlying the Series D Preferred Stock and Warrants the Buyers would purchase for an additional $1,250,000 an additional 1,250,000 shares of Series D Preferred Stock convertible into 5,000,000 shares of common stock (an effective exercise price of $0.25 per share) and Warrants to purchase an additional 2,500,000 shares of common stock. The Company anticipates that the execution of the Securities Purchase Agreement and the initial sale of Series D Preferred Stock and Warrants to the Buyers will be completed by February 20, 2004.

As of February 12, 2004, the Company had 29,108,018 shares of common stock outstanding. Upon closing of the various agreements, the 26,668,039 shares of common stock issuable upon conversion of the remaining shares of Series C Preferred Stock after the reset of its conversion price, the 1,800,000 shares of common stock to be issued in exchange for shares of Series C Preferred Stock and the 5,000,000 shares of common stock which would be issuable upon conversion of the first tranche of the Series D Preferred Stock would aggregate 33,468,039 shares, which would represent 53% of total shares then outstanding.

A copy of the Company press release relating to these matters is also attached as Exhibit-99.1 to this Form 8-K.

Item 7.	Financial Statements and Exhibits.

Exhibit 10.1	Exchange and Termination Agreement, dated as of February 11, 2004, by and among the Company and HFTP Investment L.L.C

Exhibit 10.2	Acknowledgement and Waiver Agreement, dated February 12, 2004, by and among the Company and the investors listed in such agreement

Exhibit 99.1	Press Release dated February 17, 2004

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANDREA ELECTRONICS CORPORATION

Dated: February 17, 2004	By:	/s/ Corisa L. Guiffre

Corisa L. Guiffre Vice President and Chief Financial Officer

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